EXHIBIT 99.1

                          [LOGO OF GENTEX CORPORATION]

CONTACT:    Connie Hamblin                   RELEASE:  February 21, 2006
            (616) 772-1800

             GENTEX PLANS FOR RETIREMENT OF CHIEF FINANCIAL OFFICER

         ZEELAND, Michigan, February 21, 2006 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported that the Company's Chief Financial Officer and Vice President - Finance, Enoch Jen, has provided notice of his intent to retire effective January 2, 2007.

         "Enoch is a longtime, highly valued associate at Gentex," said Gentex Executive Vice President Garth Deur. "He has been open about his plans to retire in this timeframe for a number of years. We offer him our best wishes as he plans his future."

         Deur said that the Company expects to name Steven Dykman, currently the Company's Treasurer and Director of Accounting and Finance, to succeed Mr. Jen upon his retirement. To assist in an orderly transition, Mr. Jen has agreed to work as a consultant to the Company part time during calendar year 2007.

           Founded in 1974, Gentex Corporation (Nasdaq: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and approximately 95 percent of the Company's revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.


End of Filing